UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2025

VOLATO GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1954 Airport Road, Suite 124

Chamblee, GA 30341

(Address of principal executive offices) (zip code)

844-399-8998

Registrant’s telephone number, including area code

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SOAR	NYSE American LLC
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $287.50	SOARW	OTC Markets Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously reported, on November 4, 2024, Volato Group, Inc. (the “Company”) entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Sunpeak Holdings Corporation (“SHC”), pursuant to which SHC agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $4.7 million (the “Claims”), and to thereafter exchange such Claims for a settlement amount payable in shares of common stock of the Company.

In December 2024, the Company received a Warning Letter (the “NYSE Letter”) from NYSE Regulation, as provided under Section 1009(a) of the NYSE American LLC Company Guide (the “Company Guide”), describing the Company’s failure to comply with Sections 301 and 713 of the Company Guide. Section 301 of the Company Guide prohibits a listed company from issuing, or authorizing its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the NYSE American LLC that the securities have been approved for listing. Section 713 of the Company Guide requires stockholder approval when additional shares to be issued in connection with a transaction involve the sale, issuance, or potential issuance of common stock (or securities convertible into common stock) equal to 20% or more of outstanding stock for less than the greater of book or market value of the stock. The Company issued 639,720 shares of Class A common stock (as adjusted for the Company’s subsequent reverse stock split) between November 2024 and December 2024 pursuant to the Settlement Agreement and as a result, NYSE Regulation determined that the Company was in violation of Sections 301 and 713 of the Company Guide. Therefore, the Company cannot issue any additional shares of Class A common stock under the Settlement Agreement unless it first complies with Sections 301 and 713.

Approximately $2.2 million of Claims were resolved under the Settlement Agreement prior to the Company’s receipt of the NYSE Letter. Subsequently, the Company satisfied a $1.2 million portion of the Claims directly with the applicable vendor through cash payments made in the first quarter of 2025. Additionally, $275,000 worth of services were canceled and such portion of the Claim is no longer due. Accordingly, approximately only $1.1 million of Claims remain outstanding.

On June 6, 2025, the Company received a letter from a law firm representing SHC demanding that the Company cure certain alleged breaches of the Settlement Agreement (the “Demand Letter”). The Demand Letter alleges, among other things, that: (i) due in part to the foregoing, the Company is in material default under the Settlement Agreement and is in contempt of the related court order; (ii) the Company further breached its Settlement Agreement by entering into its previously disclosed financing arrangements with JAK Opportunities IX, LLC, an unaffiliated third party investor (the “Investor”), and issuance of securities in connection therewith; and (iii) that the Investor has aided and abetted in the Company’s alleged defaults and contempt and has otherwise tortiously interfered with SHC’s contractual rights and expectations under the Settlement Agreement, which in each case, has caused SHC material monetary damages. The Demand Letter also alleges material misrepresentations in the Company’s related public disclosures. The Company and the Investor each believe these allegations are without merit and intend to vigorously defend against them.

Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2025

Volato Group, Inc.

By:	/s/ Mark Heinen
Name:	Mark Heinen
Title:	Chief Financial Officer